Exhibit 99.1
News Release	For immediate release

Zix Corporation Announces Third Quarter 2005 Financial Results
DALLAS — Nov. 8, 2005 — Zix Corporation (ZixCorp®), (Nasdaq: ZIXI), a global provider of secure e-messaging and e-prescribing solutions and services, today announced financial results for the third quarter ended Sept. 30, 2005. ZixCorp recorded third quarter revenues of $3.5 million and a net loss of $14.5 million, or $0.40 per share, which included a loss from the sale of Dr. Chart® of $4.7 million. As of Sept. 30, 2005, the company’s cash, cash equivalents, and restricted cash balances approximated $28.2 million, including restricted cash of $10.4 million.
Financial Highlights
•	On Sept. 30, 2005, ZixCorp sold the Dr. Chart product line to MITEM Corporation and is now relieved of the obligations of servicing all Dr. Chart contracts. Correspondingly, ZixCorp will forego future revenues and associated costs for this product line beginning in the fourth quarter of 2005.

•	Net loss for the third quarter of 2005 of $14.5 million included a $4.7 million loss from the sale of Dr. Chart. The loss of the sale resulted primarily from $4.8 million of goodwill related to Dr. Chart. The third quarter 2004 net loss included a nonrecurring charge for asset impairment of $0.7 million. The net loss without nonrecurring charges was $9.8 million for the third quarter 2005 versus $10.0 million for the third quarter of 2004.

•	Net revenue for the third quarter of 2005 was $3.5 million and revenue from the nine months ended Sept. 30, 2005 was $10.5 million.

•	With the sale of Dr Chart in the third quarter of 2005 and the sale of Message Inspector® and Web Inspector® in the first quarter of 2005, ZixCorp achieved its goal of narrowing its focus to the two core products of secure email and e-prescribing. Revenue for the first nine months of 2005 for these two remaining core services was $9.5 million, which was a 40 percent increase compared to the same period in 2004.

•	ZixCorp completed a private placement of its common stock, in which the company immediately received $14.6 million of net proceeds. Additional proceeds of $9.6 million were placed in escrow pending shareholder approval and are not reflected in the Sept. 30, 2005 cash balance.
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Zix Corporation Announces Third Quarter 2005 Financial Results	Page 2 of 9
•	Cash, cash equivalents, and restricted cash increased by $10.1 million from June 30, 2005, to Sept. 30, 2005. The ending balance on Sept. 30, 2005, in cash, cash equivalents, and restricted cash, was $28.2 million; $10.4 million of this balance is restricted in some form, leaving $17.8 million as the unrestricted balance.

•	The company had secure email total order bookings of $3.3 million for the third quarter and year-to-date bookings of $13.6 million compared with $3.0 million and $8.1 million for the same periods in 2004. Year to date, this represents a 68 percent increase. ZixCorp ended the quarter with an order backlog of $24.8 million.

•	On Nov. 4, 2005, ZixCorp announced that it had completed the redemption of $3.8 million principal amount of its convertible notes payable to Omicron Master Trust and Amulet Limited by issuing ZixCorp common stock. The company and the investors have agreed that the remaining $1.2 million due Oct. 31, 2005, is to be extended and redeemed in the near term.
“I am pleased to report that we achieved or exceeded guidance in every category for the fourth consecutive quarter,” said Rick Spurr, chief executive officer of ZixCorp. “In this quarter we continued the success of our e-prescribing sales model that focuses on payor sponsorships with announcements of significant pilots for Aetna and Independence Blue Cross. We believe this is evidence of a rapidly emerging market for e-prescribing. We also completed the divestiture of our non-core products this quarter with the sale of Dr. Chart. This clears the way for us to devote all our resources to our core services, email encryption and e-prescribing.”
Business Highlights
•	Company-wide e-prescribing deployment progress for all sponsorship initiatives continued to grow, with 542 new prescribers deployed in the quarter and e-prescribing transactions (electronic scripts) increased to more than 680,000 for a 10 percent increase over second-quarter levels.

•	ZixCorp fulfilled the Letter of Engagement (LOE) announced on July 19, 2005, by signing an agreement with Independence Blue Cross (IBC) — Philadelphia’s largest health insurer with more than 3.5 million members — for an e-prescribing pilot program. This program will deploy an initial 500 physicians in Pennsylvania, New Jersey, and Delaware, evenly split between ZixCorp’s PocketScript® service and a second vendor. This announcement followed the news of a pilot program with Aetna. To date, more than 375 physicians from Aetna have been recruited to use PocketScript.
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Zix Corporation Announces Third Quarter 2005 Financial Results	Page 3 of 9
•	Recently, the eRx Collaborative agreed to sponsor the deployment of 250 additional prescribers in Massachusetts, bringing its 2005 total for new-sponsored physicians to 850.

•	For eSecure, the financial services segment continued to gain momentum, with 15 new customers added in the third quarter, including significant contracts with American National Bank of Texas and AG First Farm Credit Bank. ZixCorp has further penetrated the government sector with new contracts with the state banking departments in New York, Arkansas, and Georgia. The company added 21 new healthcare organizations to its network of users, including Ohio Health and the University of Pennsylvania Health System.

•	As ZixCorp continues to execute on its eSecure channel partner strategy, Symantec selected ZixCorp to join its Technology Partner Program, which enables Symantec customers to augment email security appliances with best-of-breed compatible solutions. ZixCorp is also providing the underlying technology for the new SecureWorks Encrypted Email Service. SecureWorks, a managed security services provider (MSSP), has already sold this solution to select customers.

•	Increased activity from eSecure customers and continued e-prescribing deployments enabled the ZixData Center™ to process over 315 million transactions in the third quarter, an increase of 8 percent when compared with 291 million transactions in the second quarter of 2005.
Additional Financial Highlights
Revenues: Revenues in the third quarter of 2005 were $3.5 million compared to $3.4 million in the prior quarter. Taking into consideration the effects of rounding, eSecure revenues of $2.7 million increased 10 percent when compared with the previous quarter revenue of $2.4 million. eHealth revenues of $0.8 million declined 21 percent relative to the prior quarter revenue of $1.0 million, offsetting the gain in eSecure.
While e-prescribing (eHealth) deployments increased relative to the prior quarter, revenue declined as recent contracts for the e-prescribing service require straight-line ratable recognition of all revenue associated with a deployment. This is compared with the previous contracts, which resulted in some immediate revenue for certain elements delivered upon deployment.
On a pro forma basis, excluding the effects of product lines sold, secure email (eSecure) revenue increased in the third quarter, relative to the same quarter in 2004 by 52 percent, and secure email revenue for the first nine months of 2005 compared to the same period in 2004, rose 34 percent. Similarly on a pro forma basis, eHealth revenue decreased 30 percent and increased 62 percent for the three and nine months ended Sept. 30, 2005, compared to the same periods in 2004. The following chart presents the effect of recently sold product lines on revenue:
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Zix Corporation Announces Third Quarter 2005 Financial Results	Page 4 of 9

	Three months ended		3-month variance		Nine months ended		9-month variance
	Sept. 30,		2005 vs. 2004		Sept. 30,		2005 vs. 2004
	2005	2004	$	%	2005	2004	$	%
Total revenue as reported	$3,484,000	$3,853,000	$(369,000)	(10%)	$10,516,000	$10,217,000	$299,000	3%
Less: Revenue from MI/WI	—	(1,039,000)	1,039,000		(646,000)	(3,029,000)	2,383,000
Less: Revenue from Dr. Chart	(135,000)	(98,000)	(37,000)		(330,000)	(374,000)	44,000

Revenue excluding product lines sold	$3,349,000	$2,716,000	$633,000	23%	$9,540,000	$6,814,000	$2,726,000	40%

Net Loss: The company recorded a net loss of $14.5 million for the third quarter versus a net loss in the second quarter of $8.9 million and a net loss of $9.6 million in the first quarter of 2005. All three quarters contained significant nonrecurring gains or losses that affected the net loss. The following chart normalizes the effect of those gains and losses for a more comparative view:

	Three months	Three months	Three months
	ended	ended	ended
	March 31, 2005	June 30, 2005	Sept. 30, 2005
Net loss	$(9,572,000)	$(8,915,000)	$(14,481,000)
Significant and non-recurring items:
Gain on sale of MI/WI	(950,000)	—	(85,000)
Customer deposit forfeiture	—	(960,000)	—
Loss on sale of Dr. Chart	—	—	4,734,000

Net loss with significant and non-recurring items removed	$(10,522,000)	$(9,875,000)	$(9,832,000)

Cash Utilization: The company’s cash, cash equivalents, and restricted cash, increased by $10.1 million, from $18.1 million at the end of the second quarter of 2005 to $28.2 million, including $10.4 million of restricted cash, at the end of the third quarter. Net cash used by operating activities totaled $6.0 million, compared with $5.8 million in the second quarter of 2005. In the third quarter, the company collected a total of $4.1 million in total cash receipts compared with $5.1 million in cash collected during the second quarter. The cash receipts decrease of $1.0 million resulted from a decrease in the eSecure collections due to a traditionally strong second quarter resulting from four large customer renewals that are scheduled to occur annually every second quarter. Net operating cash outlays were $10.1 million in the most recent quarter, compared with $10.9 million in the second quarter, for an improvement of $0.8 million due primarily to various cost-cutting initiatives.
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Zix Corporation Announces Third Quarter 2005 Financial Results	Page 5 of 9
Summary of Selected Core Products Metrics: As the company has completed the sale of its remaining non-core products, these metrics are provided to summarize various comparative year-on-year performance figures for the two core products that remain: secure email and e-prescribing.
•	Revenue for the core products is up 40 percent year to date when compared with 2004.

•	Secure email total orders year to date are up 68 percent year to date when compared with 2004.

•	Secure email new first year orders are up 35 percent year to date when compared with 2004.

•	The order backlog from the core products is up 60 percent year on year and now is $21.8 million on Sept. 30, 2005.
Corporate Governance: ZixCorp announced, in accordance with Nasdaq Marketplace Rule 4350, that the company recently awarded 27,880 stock options at an exercise price of $3.00 per share to eight newly hired employees in a variety of positions throughout the company. Approximately one-third of the options vest on the first anniversary of the grant, with the balance vesting on a pro rata basis over the next eight quarters.
About Zix Corporation
Zix Corporation (ZixCorp®) provides easy-to-use-and-deploy e-communication services that protect, manage, and deliver sensitive information to enterprises and consumers in healthcare, finance, insurance, and government. ZixCorp’s eSecure services enable policy-driven email encryption, content filtering, and send-to-anyone capability while its eHealth service improves patient care, reduces costs, and improves efficiency through an e-prescribing solution. For more information, visit www.zixcorp.com.
ZixCorp Contacts:
Public Relations: Christa Osswald (214) 370-2175, publicrelations@zixcorp.com
Investor Relations: Peter Wilensky (214) 515-7357, invest@zixcorp.com
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Zix Corporation Announces Third Quarter 2005 Financial Results	Page 6 of 9
Safe Harbor Statement for ZixCorp
The following is a “Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained in this release are not guarantees of future performance and involve risks and uncertainties. Actual results may differ materially from those projected in the forward-looking statements. These risks and uncertainties include, but are not limited to, the following: the company’s continued operating losses and substantial utilization of cash resources; the company’s ability to achieve broad market acceptance for the company’s products and services, including the electronic prescribing services offered by its PocketScript, Inc. subsidiary; reliance on establishing and maintaining strategic relationships to gain customers and grow revenues; the expected increase in competition in the e-messaging protection and electronic prescription businesses; and the company’s ability to successfully and timely introduce new e-messaging protection and electronic prescription products and services or related products and services and implement technological changes. Further details on such risks and uncertainties may be found in the company’s public filings with the SEC.
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ZIX CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	September 30,	December 31,
	2005	2004
ASSETS
Current assets:
Cash and cash equivalents	$17,780,000	$3,856,000
Marketable securities	—	16,000,000
Accounts receivable, net	325,000	561,000
Notes receivable, net	491,000	—
Prepaid and other current assets	1,240,000	1,950,000

Total current assets	19,836,000	22,367,000

Restricted cash	10,413,000	10,374,000
Property and equipment, net	4,148,000	5,024,000
Intangible assets, net	738,000	3,832,000
Goodwill	2,161,000	9,119,000
Deferred financing costs and other assets	891,000	1,526,000

	$38,187,000	$52,242,000

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$685,000	$1,234,000
Accrued expenses	4,057,000	4,709,000
Deferred revenue	6,759,000	6,372,000
Customer deposits	1,000,000	968,000
Capital lease obligations	225,000	130,000
Short-term note payable	28,000	193,000
Convertible promissory notes payable	6,374,000	3,848,000

Total current liabilities	19,128,000	17,454,000

Long-term liabilities:
Deferred revenue	1,194,000	1,731,000
Customer deposit	2,000,000	3,000,000
Convertible promissory notes payable	9,546,000	13,347,000
Promissory note payable	2,125,000	1,840,000
Capital lease obligations and other	252,000	105,000

Total long-term liabilities	15,117,000	20,023,000

	34,245,000	37,477,000

Stockholders’ equity:
Preferred stock, $1 par value, 10,000,000 shares authorized; none issued and outstanding	—	—
Common stock, $0.01 par value, 175,000,000 shares authorized; 43,264,746 issued and 40,937,565 outstanding on September 30, 2005 and 34,584,406 issued and 32,257,225 outstanding on December 31, 2004	433,000	346,000
Additional paid-in capital	291,464,000	269,406,000
Treasury stock, at cost; 2,327,181 common shares in 2005 and 2004	(11,507,000)	(11,507,000)
Accumulated deficit	(276,448,000)	(243,480,000)

Total stockholders’ equity	3,942,000	14,765,000

	$38,187,000	$52,242,000

ZIX CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Revenues:
Services	$3,467,000	$2,895,000	$9,964,000	$8,168,000
Hardware	17,000	685,000	443,000	1,007,000
Software	—	273,000	109,000	1,042,000

Total revenues	3,484,000	3,853,000	10,516,000	10,217,000

Costs and expenses:
Cost of revenues	3,580,000	4,541,000	10,979,000	11,419,000
Research and development	1,495,000	2,242,000	5,005,000	7,398,000
Selling, general and administrative	6,192,000	7,071,000	20,253,000	22,226,000
Customer deposit forfeiture	—	—	(960,000)	—
Loss on sale of product lines	4,649,000	—	3,699,000	—
Asset impairment charge	—	675,000	—	675,000

Total costs and expenses	15,916,000	14,529,000	38,976,000	41,718,000

Operating loss	(12,432,000)	(10,676,000)	(28,460,000)	(31,501,000)

Other (expense) income:
Investment and other income	178,000	84,000	464,000	221,000
Interest expense	(2,205,000)	(89,000)	(5,031,000)	(229,000)
Recovery of previously impaired investment	—	—	—	70,000

Total other (expense) income	(2,027,000)	(5,000)	(4,567,000)	62,000

Loss before income taxes	(14,459,000)	(10,681,000)	(33,027,000)	(31,439,000)
Income tax benefit (expense)	(22,000)	(23,000)	59,000	(79,000)

Net loss	$(14,481,000)	$(10,704,000)	$(32,968,000)	$(31,518,000)

Basic and diluted net loss per common share	$(0.40)	$(0.33)	$(0.98)	$(1.01)

Weighted average common shares outstanding	36,499,291	32,028,923	33,744,143	31,308,134

ZIX CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Nine Months Ended September 30,
	2005	2004
Operating activities:
Net loss	$(32,968,000)	$(31,518,000)
Non-cash items in net loss:
Depreciation and amortization	3,246,000	3,605,000
Acquired in-process research and development	—	306,000
Asset impairment charge	—	675,000
Amortization of debt discount, financing costs and other	4,053,000	—
Employee stock compensation expense	—	1,115,000
Common stock issued in lieu of cash compensation	1,012,000	2,445,000
Common stock issued in lieu of cash interest payment	608,000	—
Non-employee stock-based compensation	96,000	30,000
Recovery of investment in Maptuit Corporation	—	(70,000)
Customer deposit forfeiture	(960,000)	—
Loss on sale of product lines	3,699,000	—
Changes in operating assets and liabilities, excluding effects of acquisitions:
Accounts receivable	339,000	46,000
Other assets	686,000	(361,000)
Accounts payable	(549,000)	—
Deferred revenue	2,233,000	—
Customer deposits received	(8,000)	3,968,000
Accrued and other liabilities	(671,000)	3,467,000

Net cash used by operating activities	(19,184,000)	(16,292,000)

Investing activities:
Purchases of property and equipment	(1,299,000)	(2,622,000)
Purchases of marketable securities	—	(4,977,000)
Sales and maturities of marketable securities	16,000,000	11,957,000
Purchase of restricted cash investment	(39,000)	(100,000)
Proceeds from sale of product lines	2,809,000	—
Purchase of MyDocOnLine	—	(282,000)
Cash received from Maptuit Corporation	—	70,000

Net cash provided by investing activities	17,471,000	4,046,000

Financing activities:
Proceeds from private placement of common stock	15,016,000	—
Payment of expenses relating to private placement of common stock	(333,000)	—
Proceeds from exercise of stock options	28,000	5,379,000
Proceeds from exercise of warrants	1,355,000	15,343,000
Payment of short term note payable	(249,000)	—
Payment of capital lease	(152,000)	—
Proceeds from promissory note payable	—	3,000,000
Other	(28,000)	—

Net cash provided by financing activities	15,637,000	23,722,000

Increase in cash and cash equivalents	13,924,000	11,476,000
Cash and cash equivalents, beginning of period	3,856,000	6,599,000

Cash and cash equivalents, end of period	$17,780,000	$18,075,000

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